Exhibit 2.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

General

Natura &Co Holding S.A. (“Natura &Co Holding”) is a corporation (sociedade anônima) of indefinite term incorporated under the laws of Brazil, having its registered office in the city of São Paulo, state of São Paulo, at Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil, enrolled with the Brazilian taxpayers’ registry (Cadastro Nacional de Pessoas Jurídicas — CNPJ) under No. 32.785.497/0001-97. Natura &Co Holding was incorporated on January 21, 2019. Natura &Co Holding is governed by the laws of Brazil, as well as by the by-laws (estatuto social) of Natura &Co Holding, as amended and restated at the shareholders’ annual meeting held on April 16, 2021 (the “Natura &Co Holding By-Laws”), included as an exhibit to the Annual Report on Form 20-F.

The following description of Natura &Co Holding’s capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Natura &Co Holding By-laws, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F, as well as on the legislation and regulations applicable to companies and the Brazilian capital market currently in effect. Natura &Co Holding encourages you to read the By-laws for additional information. Capitalized terms used and not defined hereinafter shall have the meanings ascribed to them throughout the Annual Report on Form 20-F.

Capital Stock

As of December 31, 2021, our issued and outstanding capital stock was R$12,481,682,301.86 fully issued and paid in, comprising 1,379,584,737 common shares, nominative and without nominal value. We subsequently issued new shares pursuant to our long-term incentive plans as authorized by our board of directors and, as a result, our issued and outstanding share capital on February 28, 2022 was R$12,695,694,093.80, fully issued and paid in comprising 1,379,737,055 common shares, nominative and without nominal value. We expect that our current share capital will be validated by our shareholders at the annual meeting that is scheduled to take place on April 20, 2022.

There are no outstanding bonds or securities convertible into shares. The capital stock of Natura &Co Holding is represented solely by common shares, and each common share is entitled to one vote on the resolutions to be adopted by the shareholders. Under Brazilian law, the authority to increase share capital rests with the general shareholder’s meeting, provided that a corporation such as Natura &Co Holding may approve a capital increase through a board of directors’ meeting subject to the terms and conditions of its by-laws. Natura &Co Holding By-laws are fully aligned with Brazilian law, and do not establish more stringent conditions for share capital increases. Accordingly, Natura &Co Holding is authorized to increase its capital stock, regardless of an amendment to the Natura &Co Holding By-Laws, in up to 1,500,000,000 common shares, with no par value, upon a resolution of its board of directors, which will establish the terms of issuance, including the price and payment. The board of directors may also approve the issuance of warrants (bonus de subscrição) and convertible debentures, as well as capitalization of profits of reserves, whether or not by issuing bonus shares, within the limits of the authorized capital.

The board of directors of Natura &Co Holding may grant stock purchase or subscription options, under the plan or programs approved at the shareholders’ meeting, to the managers and employees of Natura &Co Holding, as well as to managers and employees of other companies directly or indirectly controlled by Natura &Co Holding, without preemptive rights to the shareholders at the time of either grant or exercise of such options, subject to the balance of the authorized capital limit at the time of exercise of subscription options, analyzed together with the balance of treasury shares at the time of exercise of purchase options.

Corporate Purpose

As per Article 3 of the Natura &Co Holding’s By-Laws, Natura &Co Holding’s purpose is the management of, and the holding of interests in, beauty companies, including, but not limited to fragrances, skin care, hair and cosmetics with color, or branches that conduct activities related or complimentary beauty businesses, including, but not limited to home and fashion, as a shareholder or quotaholder, in Brazil or abroad.

The development of activities by the companies that Natura &Co Holding holds direct or indirect interest in any type considers the following factors: (i) the short- and long-term interests of Natura &Co Holding and its shareholders, and (ii) the short and long-term economic, social, environmental and legal effects on its employees, suppliers, partners, clients and other creditors, as well as on the communities in which Natura &Co Holding operates, both locally and globally.

Rights of Holders of Common Shares

Each of Natura &Co Holding’s common shares entitles its holder to one vote at Natura &Co Holding’s annual or extraordinary general shareholders’ meetings (assembleia geral ordinária or assembleia geral extraordinária). Pursuant to the Natura &Co Holding By-Laws and its B3 listing agreement in connection with the listing of the common shares on the Novo Mercado, we cannot issue shares without voting rights or with restricted voting rights. As long as we are listed on the Novo Mercado, we may not issue preferred shares. In addition, the Natura &Co Holding By-Laws and the Brazilian Corporation Law provide that holders of Natura &Co Holding Shares are entitled to dividends or other distributions made in respect of Natura &Co Holding Shares in accordance with their respective participation in Natura &Co Holding’s capital. See “Item 8. Financial Information—A. Consolidated statements and other financial information—Dividends and Dividend Policy” of the Annual Report on Form 20-F for a more complete description of payment of dividends and other distributions of Natura &Co Holding Shares. In addition, in the event of Natura &Co Holding’s liquidation and following the payment of all Natura &Co Holding’s outstanding liabilities, holders of Natura &Co Holding Shares are entitled to receive their pro rata interest in any remaining assets, in accordance with their respective participation in Natura &Co Holding’s capital. The shareholders have preemptive rights to subscribe for new shares issued by us, pursuant to the Brazilian Corporation Law, subject to certain exceptions set forth therein, but are not obligated to subscribe for future capital increases.

Pursuant to the Novo Mercado Rules, the Natura &Co Holding Shares have tag-along rights which enable their holders, upon the sale of a controlling interest in us, to receive in exchange for their shares 100% of the price paid per common share for the controlling block.

Pursuant to the Brazilian Corporation Law, neither the Natura &Co Holding By-Laws nor actions taken at a shareholders’ meeting may deprive a shareholder of: (1) the right to participate in the distribution of net income; (2) the right to participate equally and proportionally in any residual assets in the event of liquidation of Natura &Co Holding’s company; (3) preemptive rights in the event of issuance of new shares, convertible debentures or subscription warrants, as per Brazilian Corporation Law; (4) the right to hold Natura &Co Holding’s management accountable in accordance with the provisions of the Brazilian Corporation Law; and (5) the right to withdraw from us in the cases specified in the Brazilian Corporation Law, including merger or consolidation, which are described in “Item 10. Additional information—B. Memorandum and articles of association—Right of Withdrawal” and “Item 10.  Additional information—B. Memorandum and articles of association—Redemption” of the Annual Report on Form 20-F.

Neither the Natura &Co Holding By-Laws, nor the Brazilian Corporation Law, contain any restriction on voting by Non-Resident Holders of Natura &Co Holding Shares.

Public Tender Offer upon Sale of Control

The direct or indirect disposal of controlling interest in Natura &Co Holding in a single transaction or series of successive transactions must be agreed upon under a condition precedent or subsequent that the acquirer will make a tender offer to purchase the shares issued by Natura &Co Holding and owned by the remaining shareholders, subject to the terms of, and within the time limits prescribed by, prevailing regulation and legislation and the Novo Mercado Rules, so that the holders of such remaining shares may receive the same treatment as accorded to the seller pursuant to Article 254-A of the Brazilian Corporation Law and Articles 37 and 38 of the Novo Mercado Listing Rules and Article 33 of the Natura &Co Holding By-Laws.

The Natura &Co Holding By-Laws (Article 34) also provide that any shareholder that acquires or becomes the owner of the capital stock of Natura &Co Holding corresponding to 25% or more of the total shares of the capital stock of Natura &Co Holding must make or apply for registration of, as the case may be, a tender offer to purchase all shares of the capital stock of Natura &Co Holding, subject to the provisions of the applicable regulations issued by the CVM and Novo Mercado Rules.

Allocation of Net Income

Together with the financial statements for the fiscal year, the board of directors will submit to the Annual Shareholders’ Meeting the proposed allocation of net income, in compliance with the provisions of law and Natura &Co Holding By-Laws.

Under Article 31 of Natura &Co Holding by-laws, the shareholders will be entitled to receive as dividends each year a mandatory minimum percentage of 30% of the net income, as adjusted by:

  adding the amounts resulting from reversal during the year of contingency reserves previously established;
  deducting the amounts set aside during the year for establishment of the statutory reserve and contingency reserves; and
  where the mandatory minimum dividend exceeds the realized portion of the net income for the year, the management may propose, and the shareholders’ meeting may approve, allocation of the excess to an unrealized profits reserve (Article 197 of Brazilian Corporation Law).

Under the Brazilian Corporation Law, payment of the mandatory dividend is not required if the board of directors has formally declared such distribution to be inadvisable in view of Natura &Co Holding’s financial condition and has provided the shareholders at the annual general shareholders’ meeting with an opinion to that effect, which has been reviewed by Natura &Co Holding’s fiscal council, if installed. In addition, Natura &Co Holding’s management must submit a report to the CVM within five days following said meeting clarifying the reasoning for any such non-payment. See “Item 8. Financial Information—A. Consolidated statements and other financial information—Dividends and Dividend Policy” of the Annual Report on Form 20-F.

Preemptive Rights

Each of Natura &Co Holding’s shareholders has a general preemptive right to subscribe for shares or convertible securities in any capital increase, in proportion to its shareholding, except (i) in the event of the grant and exercise of any stock option to acquire or subscribe for shares of Natura &Co Holding’s capital stock; (ii) in the context of a capital increase derived from merger, merger of shares and/or spin-off implemented according to the Brazilian Corporation Law; (iii) in a sale on a stock exchange or public offering; and (iv) in an exchange of shares transaction in the context of a public tender offer upon sale of control. A minimum period of 30 days following the publication of notice of the issuance of shares or convertible securities is allowed for exercise of the right, and the right is negotiable. However, according to the Natura &Co Holding By-Laws and the Brazilian Corporation Law, Natura &Co Holding’s board of directors may, in its discretion, exclude or restrict preemptive rights when issuing shares, convertible debentures and warrants placed by way of sale on a stock exchange, public offering or exchange of shares in a tender offer, according to the provisions of law and within the limits of the authorized capital.

Arbitration

In accordance with the regulations of the Novo Mercado and the Natura &Co Holding By-Laws, Natura &Co Holding, its shareholders, executive officers, directors and fiscal council members, if installed, are required to resolve through arbitration any disputes or controversies, including those related to or arising out of the application, validity, effectiveness, interpretation and violation, among others, of the provisions of the Brazilian Corporation Law, the Natura &Co Holding By-Laws, the rules published by the CMN, the Brazilian Central Bank, the CVM and other rules applicable to the Brazilian capital markets in general, as well as those set forth in the Novo Mercado Rules, in the Novo Mercado Listing Agreement and in other rules issued by the B3, and such arbitration is the exclusive means to settle such disputes with Natura &Co Holding’s shareholders. As the holders of Natura &Co Holding ADSs are not direct shareholders of Natura &Co, these arbitration requirements do not apply to such Natura &Co Holding ADS holders; however, because the ADS Depositary is a holder of Natura &Co. Holding Shares, it would be bound by these mandatory arbitration provisions if it sought to exercise remedies against Natura &Co Holding under Brazilian law.

Liquidation

Natura &Co Holding shall be liquidated upon the occurrence of certain events provided for in the Brazilian Corporation Law, whereupon a meeting of the shareholders shall determine the form of liquidation, electing the liquidator(s) and the members of Natura &Co Holding’s fiscal council, which must operate on a mandatory basis during the liquidation period.

Redemption

According to the Brazilian Corporation Law, we may redeem Natura &Co Holding Shares subject to the approval of Natura &Co Holding’s shareholders at an extraordinary shareholders’ meeting where shareholders representing at least 50% of the shares that would be affected are present. The share redemption may be paid with Natura &Co Holding’s retained earnings, income reserves or capital reserves, with the exception of the legal reserve.

If the share redemption is not applicable to all shares, the redemption will be made by lottery. If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify, on a pro rata basis, the shares to be redeemed.

Right of Withdrawal

The Brazilian Corporation Law provides that, under certain circumstances, a shareholder has the right to withdraw its equity interest from the company and to receive payment for the portion of shareholders’ equity attributable to its equity interest. Withdrawal rights may be exercised by dissenting or non-voting shareholders, if a vote of at least 50% of voting shares authorizes us:

    to create preferred shares or increase the existing class of preferred shares, without the requirement to issue a proportionate number of other classes of preferred shares to change the redemption conditions or rights of one or more classes of preferred shares, or to create a new more senior class;
    to reduce the mandatory distribution of dividends;
    to merge with another company (including if Natura &Co Holding is merged into one of its controlling companies) or to consolidate, except as described in the fourth paragraph following this list;
    to approve Natura &Co Holding’s participation in a centralized group of companies, as defined under the Brazilian Corporation Law, and subject to the conditions set forth therein, except as described in the fourth paragraph following this list;
    to materially change Natura &Co Holding’s corporate purpose;
    to transfer all of Natura &Co Holding’s shares to another company or in order to make us a wholly owned subsidiary of such company, known as a merger of shares (incorporação de ações), except as described in the fourth paragraph following this list;
    to acquire the totality of shares of another company through a merger of shares (incorporação de ações), except as described in the fourth paragraph following this list;
    to approve the acquisition of control of another company at a price which exceeds certain limits set forth in the Brazilian Corporation Law, except as described in the fourth paragraph following this list;
    to conduct a spin-off that results in (a) a change of Natura &Co Holding’s corporate purpose, except if the assets and liabilities of the spin-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) any participation in a centralized group of companies, as defined under the Brazilian Corporation Law;
    to change Natura &Co Holding corporate nature; or
    to include an arbitration provision in Natura &Co Holding’s By-Laws.

In addition, in the event that the entity resulting from incorporação de ações, or a merger of shares, a consolidation or a spin-off of a listed company fails to become a listed company within 120 days of the shareholders’ meeting at which such decision was taken, the dissenting or non-voting shareholders may also exercise their withdrawal rights.

Only holders of shares adversely affected by the changes mentioned in the first and second items above may withdraw their shares. The right of withdrawal lapses 30 days after publication of the minutes of the relevant shareholders’ meeting. We would be entitled to reconsider any action giving rise to withdrawal rights within 10 days following the expiration of such rights if the withdrawal of shares of dissenting shareholders would jeopardize Natura &Co Holding’s financial stability.

The Brazilian Corporation Law allows companies to redeem their shares at their economic value, subject to certain requirements. Since the Natura &Co Holding By-Laws currently do not provide that Natura &Co Holding’s shares be subject to withdrawal at their economic value, Natura &Co Holding’s shares would be subject to withdrawal at their book value, determined on the basis of the last balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to withdrawal rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is of a date within 60 days of such shareholders’ meeting. In this case, Natura &Co Holding must immediately pay 80% of the net worth of the shares, calculated on the basis of the most recent statement of financial position approved by its shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ meeting.

Pursuant to the Brazilian Corporation Law, in events of consolidation, merger, incorporação de ações, participation in a group of companies, acquisition of control of another company and the inclusion of an arbitration provision in Natura &Co Holding’s By-Laws, the right to withdraw does not apply if the shares meet certain tests relating to liquidity and dispersal of the type or class of shares on the market (they are part of the B3 Index or other stock exchange index (as defined by the CVM)). In such cases, shareholders will not be entitled to withdraw their shares if the shares are a component of a general securities index in Brazil or abroad admitted to trading on the securities markets, as defined by the CVM, and the shares held by persons unaffiliated with the controlling shareholder represent more than half of the outstanding shares of the relevant type or class.

Registration of Shares

The Natura &Co Holding Shares are held in book-entry form with Itaú Corretora de Valores S.A. Transfer of the Natura &Co Holding Shares is carried out by means of an entry by Itaú Corretora de Valores S.A. in its accounting system, debiting from the depositing shareholders’ account and crediting the buyers’ account, upon a written order of the transferor or a judicial authorization or order.

Form and Transfer

Because the Natura &Co Holding Shares are in registered book-entry form, the transfer of shares is made under article 35 of the Brazilian Corporation Law, which determines that a transfer of shares is effected by an entry made by the registrar, by debiting the share account of the transferor and crediting the share account of the transferee. Itaú Corretora de Valores S.A. performs safe-keeping, share transfer and other related services for us.

Transfers of shares by a foreign investor are made in the same way and executed by that investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Brazilian Central Bank, pursuant to CMN Resolution No. 4,373, the foreign investor, through its local agent, should also seek amendment, if necessary, of the electronic certificate of registration to reflect the new ownership.

The B3 operates a central clearing system (the Central Depositária of the B3). A holder of Natura &Co Holding Shares may choose, at its discretion, to hold Natura &Co Holding Shares through this system and all shares elected to be put into the system will be deposited in custody with the relevant stock exchange (through a Brazilian institution duly authorized to operate by the Brazilian Central Bank having a clearing account with the relevant stock exchange). The fact that those shares are subject to custody with the relevant stock exchange will be reflected in Natura &Co Holding’s register of shareholders. Each participating shareholder will, in turn, be registered in Natura &Co Holding’s register of beneficial shareholders maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Restrictions on Voting Rights

There are no legal or by-laws’ restrictions on the exercise of voting rights, except for those resulting from the failure to comply with applicable regulations, including the provisions regarding situations of conflict of interest, as contained in the Brazilian Corporation Law or in the Natura &Co Holding By-Laws, or where an acquisition of shares has been made in breach of legal or regulatory provisions.

Shareholders’ Meetings

Pursuant to the Brazilian Corporation Law, Natura &Co Holding’s shareholders are generally empowered to take any action relating to Natura &Co Holding’s corporate purposes and to pass resolutions that they deem necessary. Shareholders at Natura &Co Holding’s annual general shareholders’ meeting, which is required to be held within the first four months of the end of each year, have the exclusive right to approve Natura &Co Holding’s audited financial statements and Natura &Co Holding’s management accounts, as well as to determine the allocation of Natura &Co Holding’s net income and the distribution of dividends with respect to the fiscal year ended immediately prior to the date of the relevant shareholders’ meeting. Generally (i) the installation of the fiscal council and election of its members, (ii) the election of the members of Natura &Co Holding’s board of directors and (iii) the determination of the annual compensation of Natura &Co Holding’s executive officers, board of directors and fiscal council are approved in the annual shareholders’ meeting, but such matters may also be approved at extraordinary shareholders’ meetings.

An extraordinary shareholders’ meeting may be held at any time during the year, including concurrently with the annual shareholders’ meeting. The following matters, among others, may be resolved only at a shareholders’ meeting:

    amendment of the Natura &Co Holding By-Laws;
    election and dismissal of the members of Natura &Co Holding’s board of directors and fiscal council, whenever requested by Natura &Co Holding’s shareholders, and setting the compensation to be received by such persons;
    approval of management accounts and of Natura &Co Holding’s audited financial statements on a yearly basis;
    suspension of the exercise of a shareholder’s rights in the event of noncompliance with the Brazilian Corporation Law or the Natura &Co Holding By-Laws;
    approval of valuation reports of assets offered by a shareholder to us as payment for the subscription of shares of Natura &Co Holding’s capital stock;
    approval of issuance of shares in excess of the limit of Natura &Co Holding’s authorized capital;
    determination of the annual compensation of Natura &Co Holding’s executive officers, board of directors and fiscal council, when installed;
    approval of any transaction involving Natura &Co Holding’s transformation into a limited liability company, consolidation, merger or spin-off;
    approval of any transaction involving Natura &Co Holding’s dissolution or liquidation, the appointment and dismissal of the respective liquidator and the official review of the reports prepared by it;
    authorization to delist from B3 Novo Mercado and to become a private company, as well as to retain a specialist firm to prepare a valuation report with respect to the value of Natura &Co Holding’s common shares, in such event;

    authorization to Natura &Co Holding’s directors and officers to petition for bankruptcy or file a request for judicial or extrajudicial restructuring;
    approval of stock option plans for managers and employees of Natura &Co Holding and companies directly or indirectly controlled by Natura &Co Holding, excluding shareholder preemptive rights;
    approval of any stock splits or reverse stock splits; and
    approval of any transaction with related parties, disposal or contribution of assets to another company, if the value of the transaction corresponds to more than 50% of the value of Natura &Co Holding’s total assets as set forth in the last balance sheet approved by its shareholders.

Quorum

As a general rule, the Brazilian Corporation Law provides that the quorum for purposes of a shareholders’ meeting consists of the presence of shareholders representing at least 25% of Natura &Co Holding’s issued and outstanding shares on first call, and, if that quorum is not reached, any percentage on second call. If Natura &Co Holding’s shareholders meet to amend the Natura &Co Holding By-Laws, a supermajority quorum of shareholders representing at least two-thirds of Natura &Co Holding’s issued and outstanding shares shall be required on first call, and any percentage will be sufficient on second call.

A shareholder may be represented in a shareholders’ meeting by an attorney-in-fact appointed no more than one year prior to the date of the relevant shareholders’ meeting. The attorney-in-fact must be a shareholder, director or executive officer of Natura &Co Holding, a lawyer or a financial institution registered by their manager.

Generally, the affirmative vote of shareholders representing at least the majority of Natura &Co Holding’s issued and outstanding shares present in person, or represented by proxy, at a shareholders’ meeting is required to approve any proposed action, with abstentions not taken into account. Exceptionally, according to the Brazilian Corporation Law, the affirmative vote of shareholders representing not less than one-half of Natura &Co Holding’s issued and outstanding shares is required to, among other measures:

  to create preferred shares or increase the existing class of preferred shares, without the requirement to issue a proportionate number of other classes of preferred shares to change the redemption conditions or rights of one or more classes of preferred shares, or to create a new more senior class;
  reduce the percentage of mandatory dividends;
  change Natura &Co Holding’s corporate purpose;
  consolidate with or merge us into another company;
  engage in a spin-off transaction;
  approve Natura &Co Holding’s participation in a group of companies (as defined in the Brazilian Corporation Law);
  apply for cancellation of any voluntary liquidation;
  approve Natura &Co Holding’s dissolution; and
  approve the merger of all of Natura &Co Holding’s common shares into another Brazilian company.

Location of a Shareholders’ Meeting

Natura &Co Holding’s shareholders’ meetings take place at Natura &Co Holding’s headquarters in the city of São Paulo, state of São Paulo, Brazil. The Brazilian Corporation Law allows Natura &Co Holding’s shareholders to hold meetings in another location in the event of a force majeure, provided that the meetings are held in the city of São Paulo and the relevant notice includes a clear indication of the place where the meeting will occur. On April 16, 2021, Natura &Co’s shareholder’s meeting was held online due to the COVID-19 pandemic and was deemed to have been held at Natura &Co’s headquarters as permitted under the Brazilian Corporation Law and the applicable CVM regulations. As of the date of this annual report we expect that our 2022 shareholders’ meeting will also be held online.

All information relating to shareholders’ meetings will be available (i) at Natura &Co Holding’s headquarters, in the city of São Paulo, state of São Paulo, at Avenida Alexandre Colares, 1188, Sala A17-Bloco A, CEP 05106-000 and (ii) on the internet at Natura &Co Holding’s website (https://ri.naturaeco.com/en/), the website of the CVM (www.cvm.gov.br). The information included on these websites does not form part of the Annual Report on Form 20-F or this Exhibit and is not incorporated by reference therein or herein.

Who May Call a Shareholders’ Meeting

The shareholders’ meetings may be called by Natura &Co Holding’s board of directors and by:

  any shareholder, if Natura &Co Holding’s board of directors fails to call a shareholders’ meeting within 60 days after the date it is required to do so under applicable law and the Natura &Co Holding By-Laws;
  shareholders holding at least five percent of Natura &Co Holding’s capital stock, if Natura &Co Holding’s board of directors fails to call a meeting within eight days after receipt of a justified request to call the meeting by those shareholders indicating the proposed agenda. Such percentage may be reduced according the capital stock of the Company, according to CVM Instruction 627/2020;
  shareholders holding at least five percent of Natura &Co Holding’s capital stock if Natura &Co Holding’s board of directors fails to call a meeting within eight days after receipt of a request to call the meeting for the creation of the fiscal council; or
  Natura &Co Holding’s fiscal council, if one is created, if the board of directors fails to call an annual shareholders’ meeting within one month after the date it is required to do so under applicable law and the Natura &Co Holding By-Laws, or if the fiscal council believes that there are important or urgent matters to be addressed.

Documents and Information

The specific documents and information requested for the exercise of the voting rights of our shareholders will be made available electronically on the websites of the CVM and the U.S. Securities and Exchange Commission, as well as on our investor relations website. The following matters, without prejudice to others provided under Brazilian Corporation Law and the regulations issued by the CVM, require specific documents and information:

  matters concerning related parties;
  ordinary Shareholders’ Meeting;
  election of members of the Board of Directors;
  compensation of the Management of our company;
  amendment to our company’s by-laws;
  capital increase or capital reduction;
  issuance of debentures or subscription warrants;
  reduction of the mandatory dividend distribution;
  acquisition of the control of another company;
  appointment of evaluators;

  any matter which entitles the shareholders to exercise their withdrawal rights; and
  mergers, spin-offs, stock swap mergers or consolidation with at least one publicly-held company registered with the CVM in a certain category (category A).

Notice of a Shareholders’ Meeting

According to the Brazilian Corporation Law, all notices of general meetings must be published at least three times in the Diário Oficial do Estado de São Paulo, the official newspaper of the state of São Paulo, and in any other newspaper widely circulated, which, in Natura &Co Holding’s case, is the Valor Econômico. The first notice must be published no later than 21 days before the date of the first call of the meeting, and no later than eight days before the date of second call of the meeting. However, in certain circumstances, and upon the request of any shareholder, the CVM may require that the first notice be published 30 days prior to the meeting. The CVM may also, upon the request of any shareholder, terminate, up to 15 days, the period for calling the extraordinary general meeting, in order to understand and analyze the proposals to be submitted to the specific meeting. The notice must include, in addition to the place, date and time, the agenda of the meeting and, in the case of a proposed amendment to the Natura &Co Holding By-Laws, a description of the subject matter of the proposed amendment.

Conditions of Admission to Natura &Co Holding’s Shareholders’ Meeting

In order to attend a shareholders’ meeting and exercise their voting rights shareholders must prove their status as shareholders and their ownership of by presenting his or her identity card/organizational documents and proof of power of attorney, if applicable, and proof of deposit issued by the financial institution responsible for the bookkeeping of the Natura &Co Holding Shares.

A shareholder may be represented at a shareholders’ meeting by a proxy, appointed less than one year before the meeting, who must be one of Natura &Co Holding’s shareholders, or one of Natura &Co Holding’s executive officers or directors, a lawyer or a financial institution represented by their manager.

Dividends

The Natura &Co Holding By-laws require that we distribute annually to Natura &Co Holding’s shareholders a mandatory minimum dividend, which we refer to as the mandatory dividend, equal to at least 30% of Natura &Co Holding’s net income after taxes, after certain deductions, including accumulated losses and any amounts allocated to employee and management participation, any amount allocated to Natura &Co Holding’s legal reserve, any amount allocated to the contingency reserve and any amount written off with respect to the contingency reserve accumulated in previous fiscal years, in each case in accordance with Brazilian law.

Pursuant to Brazilian Corporation Law and the Natura &Co Holding By-laws, dividend entitlements lapse after three years as of their payment due date.

For additional information, please refer to “Item 8. Financial Information—A. Consolidated statements and other financial information—Dividends and Dividend Policy” of the Annual Report on Form 20-F.

Delisting from the Novo Mercado

At any time, Natura &Co Holding may decide to delist its common shares from the Novo Mercado. In order to delist its common shares from the Novo Mercado, Natura &Co Holding (or its controlling shareholders) would be required to first launch a tender offer through which Natura &Co Holding or the controlling shareholders would acquire the free float shares, or the Delisting TO. The Delisting TO must comply with the applicable rules of CVM Instruction No. 361, dated March 5, 2002, as amended, or CVM Instruction No. 361, and (i) have a “fair price,” according to the Brazilian Corporation Law; and (ii) be approved by the holders of more than 1/3 of the outstanding free float shares. However, the Delisting TO requirement can be waived so long as holders of a majority of the free float shares approve such waiver. Natura &Co Holding’s delisting from the Novo Mercado will not necessarily result in the loss of its registration as a public company on the B3.

If Natura &Co Holding delists from Novo Mercado due a corporate restructuring transaction, either (i) the surviving company must submit the application for listing on the Novo Mercado within 120 days after the date of the shareholders’ meeting that approved such corporate restructuring transaction or (ii) if the resulting companies do not wish to be listed on the Novo Mercado, the majority of the holders of the outstanding free float shares must approve such corporate restructuring transaction.

In certain circumstances, Natura &Co Holding (or its controlling shareholders) could be required under the Novo Mercado rules to launch a Delisting TO. Novo Mercado regulation stipulates that the compulsory delisting from Novo Mercado will be applied only in the event Natura &Co Holding has violated Novo Mercado listing rules for a period of more than nine months.

Under CVM rules, if the offeror in a Delisting TO (the “Delisting TO Offeror”) subsequent transfers shareholding control within the 12-month period following the occurrence of a Delisting TO, the Delisting TO Offeror must pay to the former shareholders that tendered their shares in the Delisting TO (the “Delisting TO Former Shareholders”), on a pro rata basis, the difference, if any, between the tender offer price paid to the Delisting TO Former Shareholders and the price the Delisting TO Offeror received in such subsequent transfer.

Purchases of Natura &Co Holding’s Common Shares for Treasury

Pursuant to CVM Instruction No. 567/2015, as amended, or CVM Instruction No. 567, the purchase or sale by us of Natura &Co Holding’s own shares requires shareholders’ approval in the event that the transaction:

  takes place outside a stock exchange or over-the-counter market, involves more than 5.0% of the outstanding shares of a certain type or class, and is performed within an 18-month period;
  takes place outside a stock exchange or over-the-counter market and at prices that are 10.0% higher with respect to purchases, and 10.0% lower, with respect to sales, than the price of Natura &Co Holding’s common shares quoted on the relevant stock exchange;
  aims to change or prevent a change in Natura &Co Holding’s controlling shareholding or administrative structure; and
  takes place outside a stock exchange or over-the-counter market and the counterpart is a related party.

Subject to certain conditions described in CVM Instruction No. 567, Natura &Co Holding’s shareholders’ approval is not required for the purchase or sale by us of Natura &Co Holding’s own shares:

  where the counterparty is a member of Natura &Co Holding’s board of directors, Natura &Co Holding’s officer, employee or supplier in the context of exercise of stock options granted under a stock option plan (or other similar plans); or
  in the context of a secondary public offering of treasury shares (or securities convertible or exchangeable into treasury shares).

We may acquire Natura &Co Holding’s own shares to be held in treasury, sold or canceled, pursuant to a resolution of Natura &Co Holding’s board of directors or Natura &Co Holding’s shareholders, as applicable. We may not acquire Natura &Co Holding’s common shares, hold them in treasury or cancel them in the event that such transaction:

  targets shares owned by Natura &Co Holding’s controlling shareholders;
  takes place on organized securities markets at prices higher than market price;
  is concurrent with a public offering for the acquisition of Natura &Co Holding Shares, pursuant to the applicable securities regulations; or
  requires funds greater than those currently available to us.

In order to authorize the purchase of Natura &Co Holding’s own shares, Natura &Co Holding’s board of directors or Natura &Co Holding’s shareholders (through a resolution approved at a shareholders meeting) must specify the purpose of the transaction, the maximum number of shares to be acquired, the total number of Natura &Co Holding’s outstanding shares and the maximum period of time to effect such purchase (not exceeding 18 months), among other information required by CVM Instruction No. 567.

Policy for the Trading of Natura &Co Holding’s Securities by Natura &Co Holding and Its Controlling Shareholder (If Any), Directors and Officers

CVM Resolution No. 44 establishes that “insiders” must abstain from trading Natura &Co Holding’s securities, including derivatives backed by or linked to Natura &Co Holding’s securities, prior to Natura &Co Holding’s disclosure of material information to the market.

Pursuant to our Securities Trading Policy, as approved by our Board of Directors on February 6, 2020, the following persons are considered insiders for purposes of CVM Resolution No. 44: we, Natura &Co Holding’s controlling shareholder (if any), members of Natura &Co Holding’s board of directors, executive officers, members of Natura &Co Holding’s fiscal council, when installed, members of any of Natura &Co Holding’s technical or advisory bodies and whoever by virtue of its title, duty or position in Natura &Co Holding’s company, Natura &Co Holding’s controlling shareholder, controlled companies or affiliates has knowledge of a material fact and is aware that such fact has not been disclosed to the market, including auditors, analysts, underwriters and advisors.

Such restriction on trading also applies:

  to any of Natura &Co Holding’s former officers, members of Natura &Co Holding’s board of directors or Natura &Co Holding’s fiscal council for a six-month period, if any such officer, director or member of the fiscal council left Natura &Co Holding’s company prior to the disclosure of material information he/she was aware of while in office;
  in the event that we intend to acquire another company, consolidate, spin off part or all of Natura &Co Holding’s assets, merge, transform, or reorganize;
  to us, in connection with or for the transfer of Natura &Co Holding’s control, or in the event that an option or mandate to such effect has been granted;
  to Natura &Co Holding’s direct and indirect controlling shareholders, their officers and members of their board of directors, whenever we, any of Natura &Co Holding’s subsidiaries or affiliates are in the process of purchasing or selling Natura &Co Holding Shares or have granted stock options over Natura &Co Holding Shares, or if a mandate for such purposes has been granted; or
  during the 15-day period preceding the disclosure of our quarterly information (informações trimestrais) or our standardized financial statements (demonstrações financeiras padronizadas), which is a standard form report containing relevant financial information derived from our financial statements that we are required to file with the CVM.

Our Securities Trading Policy is available on our investor relations’ website and on the CVM’s website. The information included on this website does not form part of the Annual Report on Form 20-F or this Exhibit and is not incorporated by reference therein or herein.

Disclosure of Information

We are subject to the reporting requirements established by the Brazilian Corporation Law, the CVM and the B3. We also have an information disclosure policy which was approved by our Board of Directors on December 21, 2020.

Disclosure of Occasional and Periodic Information

Pursuant to the Brazilian Corporation Law, CVM regulations and the listing rules of the Novo Mercado, public companies are required to disclose to the CVM and the B3 the following occasional and periodic information, among others:

  financial statements prepared in accordance with Brazilian GAAP, as well as management’s and the independent auditors’ report, within three months after the end of the fiscal year, or on the date they were made available to the shareholders, whichever is earlier; together with the standard financial statements (Demonstrações Financeiras Padronizadas), a report in a standard form covering the material financial information contained in the financial statements;
  notices of annual shareholders’ meeting on the earlier of (a) the date of their publication or (b) the 21-day prior to the annual shareholders’ meeting;
  summary of the decisions and actions taken at annual shareholders’ meetings, on the date they were held;
  standard financial statements (Demonstrações Financeiras Padronizadas), within three months after the shareholders’ meeting;
  interim standard financial statements (Informações Trimestrais), together with the special review report issued by an independent auditor duly registered with the CVM, within 45 days from the end of each quarter of the year, except the last quarter, or when the company discloses the information to the shareholders, or to third parties, whichever occurs first;
  notices of special shareholders’ meeting on the date of their publication;
  a summary of the decisions and actions taken in our special shareholders’ meetings, on the same day they were held;
  a copy of the minutes of each special shareholders’ meeting, within seven days after the meeting;
  a copy of any shareholders’ agreements, within seven days after the date they are filed with our registered office;
  disclosure of any material developments, on the same date a notice to the market on these developments is published;
  information on any request for judicial reorganization or ratification of extrajudicial reorganization, or for a petition declaring our bankruptcy or a third‑party petition for our bankruptcy that are based on a material amount, on the same date of its filing with a court or on the date we take notice of it in the case of a third‑party petition; and
  information on any judicial decision on our bankruptcy, on the date we take notice of it.

Information the B3 Requires from Companies Listed on the Novo Mercado

In addition to the information required pursuant to applicable legislation, a company with shares listed on the Novo Mercado listing segment of the B3, such as ours, must observe the following additional disclosure requirements, among others:

  the company must disclose the material statements (fatos relevantes), information about payment of dividends and earnings release in English simultaneously with its disclosure in Portuguese; and
  the company must mention in our by-laws the arbitration provisions to which its shareholders and managers are bound.

Disclosure of Trading by Members of Our Board of Directors, Our Executive Officers, Our Fiscal Council Members and Shareholders

According to CVM regulations, our directors, executive officers and members of our fiscal council, when installed, as well as members of any of our technical or advisory committees are required to report to us ownership and trading of our shares or shares of any publicly held company that we control or are controlled by, or entities closely related to them. If the person is an individual, the communication must include the shares held by his or her spouse, partner or dependent that is included in his or her Brazilian tax return and any company directly or indirectly controlled by any of these persons. Such communication must include the following information:

  the name and qualifications of the person providing the information;
  the amount, type and/or class of shares traded, or in the case of other securities traded, the characteristics of such securities, and identification of the issuing company as well as the balance of the amount withheld before and after the trading; and
  the form, price and date of the transaction or transactions.

This information must be sent (1) on the first business day after the appointment of the director, officer or member for his or her position, (2) when the publicly-held company registration is submitted to the authorities and (3) within five days after each transaction.

We must provide such information to the CVM and, if applicable, to the stock exchanges and organized over-the-counter exchanges where our securities are listed within 10 days after the end of each month in which any change in ownership occurred, after the end of each month in which our directors, executive officers and members of our fiscal council take office or after the end of each month in which our directors, executive officers and members of our fiscal council communicate to us any change in the information provided with respect to their spouses, partners or dependents that is included in their Brazilian tax return and any company directly or indirectly controlled by any of these persons.

This information must be delivered individually and in consolidated form by each category of persons indicated therein and the consolidated information will be available from the CVM in electronic form.

Our investor relations officer is responsible for the transmission of information received by us to the CVM and, if applicable, to the stock exchanges and organized over-the-counter exchanges where our securities are listed.

Pursuant to CVM Resolution No. 44, whenever there is an increase or reduction of multiples of 5.0% in the ownership of any type of shares forming our capital stock by any shareholder or group of shareholders, including with respect to equity derivative instruments related to such shares, whether directly or indirectly, that shareholder or group of shareholders must disclose the following information to us: (1) the name and credentials of the person acquiring the shares; (2) the target of the acquisition of the ownership interest and the quantity of shares intended to be acquired, including, if relevant, a declaration that the transaction is not intended to effect a change the composition of our Company’s control or administrative structure; (3) the number of shares and other securities and/or derivatives referenced in the shares (with physical or financial settlement); (4) reference to any agreement or contract regulating the exercise of voting rights or the purchase and sale of our securities and (5) in the case of foreign shareholders, the name and Brazilian tax file number of their representative in Brazil. Moreover, we are required to send this information to the CVM and the B3 and update our Brazilian reference form (formulário de referência) accordingly. For more information, please see “Item 10. Additional Information—B. Memorandum and articles of association—Disclosure of trading by members of our board of directors, our executive officers, our fiscal council members and shareholders” of the Annual Report on Form 20-F.

Annual Calendar

Pursuant to the Novo Mercado Rules, we must, by December 10 of each year, publicly disclose and send to the B3 an annual calendar with a schedule of Natura &Co Holding’s corporate events. In case the company intends to modify subsequently the date of any event, the calendar must be updated previously to such event.

Corporate Governance

In conducting Natura &Co Holding’s business, we adopt corporate governance practices based on the principles of transparency, general equity principles, accountability and corporate responsibility, all in accordance with the Brazilian Institute of Corporate Governance (Instituto Brasileiro de Governança Corporativa), or “IBGC,” which provides guidelines to companies in order to: (a) increase value; (b) improve performance; (c) facilitate access to capital at lower costs; and (d) contribute to the continuity of operations. Among other corporate governance practices recommended by the IBGC, we have adopted the following practices:

  capital stock composed exclusively by common shares, providing all shareholders with voting rights;
  registration, whenever requested by its shareholders, of the occurrence of dissenting votes;

  maintenance and disclosure of the registry containing the quantity of shares that each member possesses, identifying them by name;
  the requirement that in the event of a sale of shares that would result in a change of control, all shareholders have the right to sell their shares under the same terms as any controlling shareholders (tag along). The change of control premium must be transparent. In the event of the sale of all of any controlling shareholder block, the offeror must provide tag-along rights for shareholders who do not form part of a control block;
  hiring independent auditors to audit Natura &Co Holding’s financial statements;
  forwarding to the CVM and to B3 all the minutes of Natura &Co Holding’s shareholders’ meetings;
  provision in the Natura &Co Holding By-Laws for a fiscal council (on a non-permanent basis upon the affirmative vote of the requisite number of shareholders);
  clear by-laws with respect to (1) the manner in which shareholders’ meetings will be convened; and (2) the election, removal and term of Natura &Co Holding’s directors and executive officers;
  adoption of a board of directors, consisting of nine to thirteen members, who have a unified two-year term of office, with possibility of renewal;
  policy of disclosure of material acts or facts, with the Investor Relations Officer as the Company’s main spokesperson;
  adoption of a trading policy regarding shares issued by the Company, approved by the board of directors and with controls that enable its compliance;
  transparency in the disclosure of annual reports;
  free access to the information and facilities of Natura &Co Holding’s companies for members of Natura &Co Holding’s board of directors;
  resolution of conflicts between Natura &Co Holding and its shareholders through arbitration, which is the exclusive means of resolving such disputes;
  a general meeting of shareholders with power to (a) elect and dismiss the board of directors’ members, (b) determine the overall annual compensation of the members of the board of directors and board of executive officers, as well as compensation of the members of the fiscal council, when installed, (c) analyze, on an annual basis, the managers’ accounts and resolve the financial statements presented by them, (d) amend the by-laws, (e) resolve the dissolution, liquidation, merger, split and consolidation of us, or of any of Natura &Co Holding’s companies, (f) approve the granting of stock option plans to Natura &Co Holding’s managers and employees, as well as to managers and employees of other companies, direct or indirectly, controlled by us, (g) resolve, as per proposal presented by the management, the allocation of net income for the year and distribution of dividends, (h) elect the liquidator, as well as the fiscal council that shall be installed during the liquidation period, (i) resolve to deregister as a publicly held company and to delist from the special listing segment referred to as the Novo Mercado of B3 and (j) choose a specialized company in charge of determining Natura &Co Holding’s economic value and preparing the valuation report of Natura &Co Holding’s common shares, in the event of deregistering as a publicly held company and delisting from the Novo Mercado, within the companies appointed by the board of directors; and
  the site for the general meeting of shareholders in order to facilitate the presence of all shareholders or their representatives.

Significant Shareholders

Passos Participações S.A., Antonio Luiz da Cunha Seabra, Guilherme Peirão Leal, Pedro Luiz Barreiros Passos, Fundo de Investimento de Ações Veredas – Investimento no Exterior, Felipe Pedroso Leal, Ricardo Pedroso Leal, Norma Regina Pinotti, Vinicius Pinotti, Fabricius Pinotti, Maria Heli Dalla Colletta de Mattos, Gustavo Dalla Colletta de Mattos, Fabio Dalla Colletta de Mattos, Lucia Helena Rios Seabra and Natura &Co Holding, as an intervening party, are parties to the Shareholders’ Agreement of Natura &Co Holding (the “Shareholders’ Agreement”), which was entered into on September 4, 2019 and will remain in force until February 12, 2025. In addition, the following investment vehicles acceded to the Shareholders’ Agreement after its execution: (i) Kairós Fundo de Investimento em Ações – Investimento no Exterior, which is indirectly controlled by Mr. Antonio Luiz da Cunha Seabra; (ii) Sirius III Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior, which is directly controlled by Mr. Guilherme Peirão Leal; and (iii) RM Futura Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior, which is directly controlled by Mrs. Maria Heli Dalla Colletta de Mattos. For information on the effects, limitations and qualifications of the Shareholders’ Agreement on Natura &Co Holding Shares, please refer to “Item 7. Major Shareholders and Related Party Transactions—A. Major shareholders—Shareholders’ Agreements and Other Arrangements of Natura &Co Holding” of the Annual Report on Form 20-F.

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of American Depositary Shares

The following description of Natura &Co Holding S.A. (“Natura &Co Holding”)’s American depositary shares (the “ADSs” or “Natura &Co Holding ADSs”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the deposit agreement (the “Deposit Agreement”) dated November 1, 2019 among Natura &Co Holding, The Bank of New York Mellon (the “ADS Depositary”), as depositary, and the holders from time to time of ADSs issued thereunder, including the form of American depositary receipts (“ADR”). For more complete information, you should read the entire Deposit Agreement and the form of ADR. The form of the Deposit Agreement (including the form of ADR), attached as Exhibit No. 2.4 to our Annual Report on Form 20-F, is incorporated by reference as an exhibit to the Annual Report on Form 20-F. Capitalized terms used and not defined hereinafter shall have the meanings stated in the Deposit Agreement or in the Annual Report on Form 20-F.

American Depositary Shares / American Depositary Receipts

The Bank of New York Mellon, as the ADS Depositary, will register and deliver Natura &Co Holding ADSs. Each Natura &Co Holding ADS represents ownership of two Natura &Co Holding Shares, deposited with Itaú Unibanco S.A., as custodian for the ADS Depositary in Brazil. Each Natura &Co Holding ADS will also represent any other securities, cash or other property which may be held by the ADS Depositary. The deposited shares, together with any other securities, cash or other property held by the ADS Depositary, are referred to as the deposited securities. The ADS Depositary’s office at which the Natura &Co Holding ADSs will be administered and its principal executive office is located at 240 Greenwich Street, New York, New York, 10286.

You may hold Natura &Co Holding ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of Natura &Co Holding ADSs, registered in your name, or (ii) by having uncertificated Natura &Co Holding ADSs registered in your name, or (B) indirectly by holding a security entitlement in Natura &Co Holding ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold Natura &Co Holding ADSs directly, you are a registered Natura &Co Holding ADS holder, also referred to in this description as a Natura &Co Holding ADS holder. This description assumes that you are a Natura &Co Holding ADS holder. If you hold Natura &Co Holding ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Natura &Co Holding ADS holders described in this Exhibit. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated Natura &Co Holding ADSs will receive statements from the ADS Depositary confirming their holdings.

As a Natura &Co Holding ADS holder, we will not treat you as one of Natura &Co Holding’s shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The ADS Depositary will be the holder of the shares underlying your Natura &Co Holding ADSs. As a registered holder of Natura &Co Holding ADSs, you will have ADS holder rights. The Natura &Co Holding Deposit Agreement among us, the ADS Depositary, Natura &Co Holding ADS holders and all other persons indirectly or beneficially holding Natura &Co Holding ADSs sets out Natura &Co Holding ADS holder rights as well as the rights and obligations of the ADS Depositary. New York law governs the Natura &Co Holding Deposit Agreement and the Natura &Co Holding ADSs.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The ADS Depositary has agreed to pay or distribute to Natura &Co Holding ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your Natura &Co Holding ADSs represent.

Cash. The ADS Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Natura &Co Holding Deposit Agreement allows the ADS Depositary to distribute the foreign currency only to those Natura &Co Holding ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the Natura &Co Holding ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Item 10. Additional Information—E. Taxation” of the Annual Report on Form 20-F. The ADS Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the ADS Depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

If a cash distribution would represent a return of all or substantially all the value of the deposited securities underlying the Natura &Co Holding ADS, the ADS Depositary may require surrender of those Natura &Co Holding ADS and may require payment of or deduct the fee for surrender of Natura &Co Holding ADS (whether or not it is also requiring surrender of Natura &Co Holding ADS) as a condition of making that cash distribution.

Shares. The ADS Depositary may distribute additional Natura &Co Holding ADSs representing any shares we distribute as a dividend or free distribution. The ADS Depositary will only distribute whole Natura &Co Holding ADSs. It will sell shares which would require it to deliver a fraction of a Natura &Co Holding ADS (or Natura &Co Holding ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the ADS Depositary does not distribute additional Natura &Co Holding ADSs, the outstanding Natura &Co Holding ADSs will also represent the new shares. The ADS Depositary may sell a portion of the distributed shares (or Natura &Co Holding ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

If Natura &Co Holding declares a distribution in which holders of deposited securities have a right to elect whether to receive cash, shares or other securities or a combination of those things, or a right to elect to have a distribution sold on their behalf, the ADS Depositary may, after consultation with Natura &Co Holding, make that right of election available for exercise by the owners in any manner the ADS Depositary considers lawful and practical. As a condition of making a distribution election right available to owners, the ADS Depositary may require satisfactory assurances from Natura &Co Holding that doing so does not require registration of any securities under the Securities Act.

Rights to purchase additional shares. If Natura &Co Holding offers holders of its securities any rights to subscribe for additional shares or any other rights, the ADS Depositary may (i) exercise those rights on behalf of Natura &Co Holding ADS holders, (ii) distribute those rights to Natura &Co Holding ADS holders or (iii) sell those rights and distribute the net proceeds to Natura &Co Holding ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent that the ADS Depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The ADS Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the ADS Depositary that it is legal to do so. If the ADS Depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new Natura &Co Holding ADSs representing the new shares, to subscribing Natura &Co Holding ADS holders, but only if Natura &Co Holding ADS holders have paid the exercise price to the ADS Depositary.

U.S. securities laws may restrict the ability of the ADS Depositary to distribute rights or Natura &Co Holding ADSs or other securities issued on exercise of rights to all or certain Natura &Co Holding ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The ADS Depositary will send to Natura &Co Holding ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the ADS Depositary may adopt such other method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and distribution of the net proceeds of any such sale. The ADS Depositary may withhold any distribution of securities if it has not received satisfactory assurances from Natura &Co Holding that the distribution does not require registration under the Securities Act. The ADS Depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute that is sufficient to pay its fees and expenses in respect of that distribution.

The ADS Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Natura &Co Holding ADS holders. We have no obligation to register Natura &Co Holding ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Natura &Co Holding ADSs, shares, rights or anything else to Natura &Co Holding ADS holders. This means that you may not receive the distributions Natura &Co Holding makes on its shares or any value for them if it is illegal or impractical for Natura &Co Holding to make them available to you.

If a distribution would represent a return of all or substantially all the value of the deposited securities underlying the Natura &Co Holding ADS, the ADS Depositary may require surrender of those Natura &Co Holding ADS and may require payment of or deduct the fee for surrender of Natura &Co Holding ADS (whether or not it is also requiring surrender of Natura &Co Holding ADS) as a condition of making that distribution.

Deposit, Withdrawal and Cancellation

How are Natura &Co Holding ADSs issued?

The ADS Depositary will deliver Natura &Co Holding ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS Depositary will register the appropriate number of Natura &Co Holding ADSs in the names you request and will deliver the Natura &Co Holding ADSs to or upon the order of the person or persons that made the deposit.

How can Natura &Co Holding ADS holders withdraw the deposited securities?

You may surrender your Natura &Co Holding ADSs to the ADS Depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS Depositary will deliver the shares and any other deposited securities underlying the Natura &Co Holding ADSs to the Natura &Co Holding ADS holder or a person the Natura &Co Holding ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the ADS Depositary will deliver the deposited securities at its office, if feasible. However, the ADS Depositary is not required to accept surrender of Natura &Co Holding ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The ADS Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do Natura &Co Holding ADS holders interchange between certificated Natura &Co Holding ADSs and uncertificated Natura &Co Holding ADSs?

You may surrender your ADR to the ADS Depositary for the purpose of exchanging your ADR for uncertificated Natura &Co Holding ADSs. The ADS Depositary will cancel that ADR and will send to the Natura &Co Holding ADS holder a statement confirming that the Natura &Co Holding ADS holder is the registered holder of uncertificated Natura &Co Holding ADSs. Upon receipt by the ADS Depositary of a proper instruction from a registered holder of uncertificated Natura &Co Holding ADSs requesting the exchange of uncertificated Natura &Co Holding ADSs for certificated Natura &Co Holding ADSs, the ADS Depositary will execute and deliver to the Natura &Co Holding ADS holder an ADR evidencing those Natura &Co Holding ADSs.

Voting Rights

How do you vote?

Natura &Co Holding ADS holders may instruct the ADS Depositary how to vote proportionately to the number of deposited shares their Natura &Co Holding ADSs represent. If we request the ADS Depositary to solicit your voting instructions (and we are not required to do so), the ADS Depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how Natura &Co Holding ADS holders may instruct the ADS Depositary how to vote. For instructions to be valid, they must reach the ADS Depositary by a date set by the ADS Depositary. The ADS Depositary will try, as far as practical, subject to the laws of Brazil and the provisions of Natura &Co Holding’s organizational documents, to vote or to have its agents vote proportionately to the shares or other deposited securities as instructed by Natura &Co Holding ADS holders. If we do not request the ADS Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the ADS Depositary may try to vote as you instruct, but it is not required to do so. Except by instructing the ADS Depositary as described above, you will not be able to exercise voting rights unless you surrender your Natura &Co Holding ADSs and withdraw the shares. However, you may not receive enough advance notice to withdraw the shares. In any event, the ADS Depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed, as set forth in the Natura &Co Holding Deposit Agreement or as described in the following sentence. If we asked the ADS Depositary to solicit your instructions before the meeting date but the ADS Depositary does not receive voting instructions from you by the specified date and we confirm to the ADS Depositary that:

•	we wish to receive a proxy to vote uninstructed shares;
•	we reasonably do not know of any substantial shareholder opposition to the proxy item(s); and
•	the proxy item(s) is not materially adverse to the rights of shareholders,

then the ADS Depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to the proxy item(s).

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the ADS Depositary how to vote proportionately to your shares. In addition, the ADS Depositary and its agents are not responsible for communicating voting instructions or the manner in which they are communicated. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested. In order to give you a reasonable opportunity to instruct the ADS Depositary as to the exercise of voting rights relating to securities deposited with the ADS Depositary as part of Natura &Co Holding’s ADS program, if we request the ADS Depositary to act, we agree to give the ADS Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

The holder of an ADS may have to pay the following fees and charges related to services in connection with the ownership of the ADS up to the amounts set forth in the table below:

Persons depositing or withdrawing shares or Natura &Co Holding ADS holders must pay:	For:
U.S.$5.00 (or less) per 100 Natura &Co Holding ADSs (or portion of 100 Natura &Co Holding ADSs)	Delivery of Natura &Co Holding ADSs, including deliveries resulting from a distribution of shares or rights
Surrender of Natura &Co Holding ADSs and withdrawal of deposited securities, including if the Natura &Co Holding Deposit Agreement terminates
U.S.$0.05 (or less) per Natura &Co Holding ADS	Any cash distribution to Natura &Co Holding ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of Natura &Co Holding ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the ADS Depositary to Natura &Co Holding ADS holders
U.S.$0.05 (or less) per Natura &Co Holding ADS per calendar year	ADS Depositary services
Registration or transfer fees	Transfer and registration of shares on Natura &Co Holding’s share register to or from the name of the ADS Depositary or its agent when you deposit or withdraw shares
Expenses of the ADS Depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the Natura &Co Holding Deposit Agreement)
Converting foreign currency to U.S. dollars

Taxes and other governmental charges the ADS Depositary or the custodian has to pay on any Natura &Co Holding ADSs or shares underlying Natura &Co Holding ADSs, such as stock transfer taxes, stamp duty or withholding taxes

As necessary
Any charges incurred by the ADS Depositary or its agents for servicing the deposited securities	As necessary

The ADS Depositary collects its fees for delivery and surrender of Natura &Co Holding ADSs directly from investors depositing shares or surrendering Natura &Co Holding ADSs for the purpose of withdrawal or from intermediaries acting for them. The ADS Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The ADS Depositary may collect its annual fee for ADS Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The ADS Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to Natura &Co Holding ADS holders that are obligated to pay those fees. The ADS Depositary may generally refuse to provide fee-attaching services until its fees for those services are paid.

From time to time, the ADS Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the Natura &Co Holding ADS program, waive fees and expenses for services provided to us by the ADS Depositary, or share revenue from the fees collected from Natura &Co Holding ADS holders. In performing its duties under the Natura &Co Holding Deposit Agreement, the ADS Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the ADS Depositary and that may earn or share fees, spreads or commissions.

The ADS Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Natura &Co Holding Deposit Agreement and the rate that the ADS Depositary or its affiliate receives when buying or selling foreign currency for its own account. The ADS Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the Natura &Co Holding Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Natura &Co Holding ADS holders, subject to the ADS Depositary’s obligations under the Natura &Co Holding Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your Natura &Co Holding ADSs or on the deposited securities represented by any of your Natura &Co Holding ADSs. The ADS Depositary may refuse to register any transfer of your Natura &Co Holding ADSs or allow you to withdraw the deposited securities represented by your Natura &Co Holding ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Natura &Co Holding ADSs to pay any taxes owed and you will remain liable for any deficiency. If the ADS Depositary sells deposited securities, it will, if appropriate, reduce the number of Natura &Co Holding ADSs to reflect the sale and pay to Natura &Co Holding ADS holders any proceeds, or send to Natura &Co Holding ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The ADS Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by a Natura &Co Holding ADS holder surrendering Natura &Co Holding ADSs and subject to any conditions or procedures the ADS Depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the ADS Depositary as a holder of deposited securities, the ADS Depositary will call for surrender of a corresponding number of Natura &Co Holding ADSs and distribute the net redemption money to the holders of called Natura &Co Holding ADSs upon surrender of those Natura &Co Holding ADSs.

If there is any change in the deposited securities such as subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the ADS Depositary receives new securities in exchange for or in lieu of the old deposited securities, the ADS Depositary will hold those replacement securities as deposited securities under the Natura &Co Holding Deposit Agreement. However, if the ADS Depositary decides that it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to Natura &Co Holding ADS holders or for any other reason, the ADS Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the Natura &Co Holding ADSs.

If there is a replacement of the deposited securities and the ADS Depositary will continue to hold the replacement securities, the ADS Depositary may distribute new Natura &Co Holding ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying Natura &Co Holding ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying Natura &Co Holding ADSs have become apparently worthless, the ADS Depositary may call for surrender of those Natura &Co Holding ADSs or cancel those Natura &Co Holding ADSs upon notice to the Natura &Co Holding ADS holders.

Amendment and Termination

How may the Natura &Co Holding Deposit Agreement be amended?

We may agree with the ADS Depositary to amend the Natura &Co Holding Deposit Agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the ADS Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Natura &Co Holding ADS holders, it will not become effective for outstanding Natura &Co Holding ADSs until 30 days after the ADS Depositary notifies Natura &Co Holding ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Natura &Co Holding ADSs, to have agreed to the amendment and to be bound by the form of ADR and the Natura &Co Holding Deposit Agreement as amended.

How may the Natura &Co Holding Deposit Agreement be terminated?

The ADS Depositary will initiate termination of the Natura &Co Holding Deposit Agreement if we instruct it to do so. The ADS Depositary may initiate termination of the Natura &Co Holding Deposit Agreement if:

•	90 days have passed since the ADS Depositary told us that it wants to resign but a successor ADS Depositary has not been appointed and accepted its appointment; or
•	a termination option event has occurred or will occur.

If the Natura &Co Holding Deposit Agreement will terminate, the ADS Depositary will notify Natura &Co Holding ADS holders at least 120 days before the termination date. At any time after the termination date, the ADS Depositary may sell the deposited securities. After that, the ADS Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Natura &Co Holding Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the Natura &Co Holding ADS holders that have not surrendered their Natura &Co Holding ADSs. Normally, the ADS Depositary will sell the Natura &Co Holding ADSs as soon as practicable after the termination date.

If the ADS Depositary is advised by counsel that it could be subject to material legal liability because Natura &Co Holding failed to provide information required by Brazilian regulators, the ADS Depositary may terminate the Natura &Co Holding Deposit Agreement on as little as 15 days’ notice.

After the termination date, the ADS Depositary shall continue to receive dividends and other distributions pertaining to deposited securities (that have not been sold), may sell rights and other property as provided in the Natura &Co Holding Deposit Agreement and shall deliver deposited securities upon surrender of Natura &Co Holding ADSs. After the termination date, the ADS Depositary (i) shall not accept deposits of shares or deliver Natura &Co Holding ADSs; (ii) may refuse to accept surrenders of Natura &Co Holding ADSs for the purposes of withdrawal of deposited securities (that have not been sold) or reverse previously accepted surrenders of that kind that have not settled if in its judgment the requested withdrawal would interfere with its efforts to sell the deposited securities; (iii) will not be required to deliver cash proceeds of the sale of deposited securities until all deposited securities have been sold; and (iv) may discontinue the registration of transfers of Natura &Co Holding ADSs and suspend the distribution of dividends and other distributions on deposited securities to the owners and need not give any further notices or perform any further acts under the Natura &Co Holding Deposit Agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Natura &Co Holding’s Obligations and the Obligations of the ADS Depositary; Limits on Liability to Holders of Natura &Co Holding ADSs

The Natura &Co Holding Deposit Agreement expressly limits Natura &Co Holding’s obligations and the obligations of the ADS Depositary. It also limits Natura &Co Holding’s liability and the liability of the ADS Depositary. We and the ADS Depositary:

•

are only obligated to take the actions specifically set forth in the Natura &Co Holding Deposit Agreement without negligence or bad faith, and the ADS Depositary will not be a fiduciary or have any fiduciary duty to holders of Natura &Co Holding ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond Natura &Co Holding’s or its ability to prevent or counteract with reasonable care or effort from performing Natura &Co Holding’s or its obligations under the Natura &Co Holding Deposit Agreement;

•	are not liable if we or it exercises discretion permitted under the Natura &Co Holding Deposit Agreement;
•

are not liable for the inability of any holder of Natura &Co Holding ADSs to benefit from any distribution on deposited securities that is not made available to holders of Natura &Co Holding ADSs under the terms of the Natura &Co Holding Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Natura &Co Holding Deposit Agreement;

•

have no obligation to become involved in a lawsuit or other proceeding related to the Natura &Co Holding ADSs or the Natura &Co Holding Deposit Agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•

the ADS Depositary has no duty to make any determination or provide any information as to Natura &Co Holding’s tax status, nor any liability for any tax consequences that may be incurred by Natura &Co Holding ADS holders as a result of owning or holding Natura &Co Holding ADSs, nor is it liable for the inability or failure of any Natura &Co Holding ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the Natura &Co Holding Deposit Agreement, we and the ADS Depositary agree to indemnify each other under certain circumstances.

Requirements for ADS Depositary Actions

Before the ADS Depositary will deliver or register a transfer of Natura &Co Holding ADSs, make a distribution on Natura &Co Holding ADSs, or permit withdrawal of shares, the ADS Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the Natura &Co Holding Deposit Agreement, including presentation of transfer documents.

The ADS Depositary may refuse to deliver Natura &Co Holding ADSs or register transfers of Natura &Co Holding ADSs when the transfer books of the ADS Depositary or Natura &Co Holding’s transfer books are closed or at any time that the ADS Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your Natura &Co Holding ADSs

Natura &Co Holding ADS holders have the right to cancel their Natura &Co Holding ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the ADS Depositary has closed its transfer books or we have closed Natura &Co Holding’s transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on Natura &Co Holding’s shares;

•	when you owe money to pay fees, taxes and similar charges; or
•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Natura &Co Holding ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Natura &Co Holding Deposit Agreement.

Direct Registration System

In the Natura &Co Holding Deposit Agreement, all parties to the Natura &Co Holding Deposit Agreement acknowledge that DTC’s Direct Registration System, also referred to as DRS, and the Profile Modification System, also referred to as Profile, will apply to the Natura &Co Holding ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated Natura &Co Holding ADSs and holding of security entitlements in Natura &Co Holding ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated Natura &Co Holding ADSs, to direct the ADS Depositary to register a transfer of those Natura &Co Holding ADSs to DTC or its nominee and to deliver those Natura &Co Holding ADSs to the DTC account of that DTC participant without receipt by the ADS Depositary of prior authorization from the Natura &Co Holding ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Natura &Co Holding Deposit Agreement understand that the ADS Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of a Natura &Co Holding ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the Natura &Co Holding ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Natura &Co Holding Deposit Agreement, the parties agree that the ADS Depositary’s reliance on and compliance with instructions received by the ADS Depositary through the DRS/Profile system and in accordance with the Natura &Co Holding Deposit Agreement will not constitute negligence or bad faith on the part of the ADS Depositary.

Shareholder Communications; Inspection of the Register of Holders of Natura &Co Holding ADSs

The ADS Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The ADS Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of Natura &Co Holding ADSs, but not for the purpose of contacting those holders about a matter unrelated to Natura &Co Holding’s business or the Natura &Co Holding ADSs.

Jury Trial Waiver

The Natura &Co Holding Deposit Agreement provides that, to the extent permitted by law, Natura &Co Holding ADS holders waive the right to a jury trial of any claim they may have against us or the ADS Depositary arising out of or relating to our shares, the Natura &Co Holding ADSs or the Natura &Co Holding Deposit Agreement, including any claim under the U.S. federal securities laws. If we or the ADS Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not, by agreeing to the terms of the Natura &Co Holding Deposit Agreement, be deemed to have waived our or the ADS Depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.